Exhibit 99.1

            LOGICVISION REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

                          RESULTS IN LINE WITH GUIDANCE

     SAN JOSE, Calif., July 26 /PRNewswire-FirstCall/ -- LogicVision, Inc. (Nasdaq: LGVN), a leading provider of yield learning capabilities that enable its customers to quickly and effectively improve product yields, today announced financial results for the second quarter ended June 30, 2005.

     Revenues in the second quarter were $2.5 million, compared with $3.7 million in the first quarter of 2005.

     Net loss in the second quarter was $2.8 million, or a net loss of $0.15 per share, compared with a net loss of $1.8 million, or a net loss of $0.10 per share, reported in the first quarter of 2005.

     Gross margins in the second quarter were 70 percent, compared with 79 percent in the first quarter. The decrease in gross margins was a result of a change in revenue mix between license and services.

     Operating expenses were $4.6 million, compared with $4.8 million in the first quarter of 2005. The company received a research and development credit, which decreased expenses.

     At June 30, 2005, LogicVision had $20.5 million in cash, cash equivalents, and investments, with $3.6 million of outstanding bank debt.

     The company exited the second quarter with a backlog of $15.3 million, including $6.3 million of deferred revenues, compared with a backlog of $16.0 million, including $6.8 million of deferred revenues, at the end of the prior quarter.

     "Our bookings nearly doubled from Q1 to Q2," said James T. Healy, president and CEO of LogicVision. "Q2 bookings were below plan, largely due to a major million dollar-plus order that was delayed until the week after the quarter's close. We expect to see our bookings regain momentum in the next couple of quarters.

     "In June, we introduced LV2005, an easy-to-use embedded test solution that enables successful integration of embedded test capabilities with minimal impact to the design flow and schedule. We believe that this exciting product addresses the growing need for a comprehensive, cost-effective embedded test and measurement solution aimed at decreasing field returns," said Healy.

     Guidance for the Third Quarter of 2005

     * Revenues in Q3 are expected to be in the range of $2.1 million to $2.2 million. Our Q3 revenue guidance is impacted by the level of new orders booked in the first half of 2005.

     * Net loss in Q3 is expected to be in the range of $3.7 million to $3.9 million, or a net loss in the range of $0.19 to $0.21 per share. The larger expected net loss is a result of lower revenues, combined with the company's expectation that operating expenses will increase somewhat compared with Q2.

     * Cash, cash equivalents and investments are expected to be approximately $16 million at the end of Q3. Cash is expected to be impacted by the expected quarterly operating loss and working capital requirements.

     Conference Call
     LogicVision will broadcast its conference call discussion of second quarter 2005 financial results on Tuesday, July 26, 2005 at 2 p.m. Pacific time. To listen to the call, please dial (210) 234-0001, pass code: "LogicVision." A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial
(203) 369-1064. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company's web site at http://www.logicvision.com . An archived web cast of the call will be available at http://www.logicvision.com for one year.

     About LogicVision, Inc.
     LogicVision, Inc. provides unique yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company's advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and SiVision yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit www.logicvision.com.

     FORWARD LOOKING STATEMENTS
     Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company's outlook, expected bookings, the features, benefits and enhancements of the Company's products, market opportunities, and the Company's expected financial results and condition, including revenues, expenses, net loss, cash, cash equivalents, and investments and working capital requirements, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company's new products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision's Form 10-K for the year ended December 31, 2004, form 10-Q for the quarter ended March 31, 2005 and from time to time in LogicVision's SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

     NOTE: LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

                                LOGICVISION, INC
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share amount)
                                   (Unaudited)

                                                     Three Months Ended               Six Months Ended
                                                          June 30,                        June 30,
                                                ----------------------------    ----------------------------
                                                    2005            2004            2005            2004
                                                ------------    ------------    ------------    ------------
Revenues:
  License revenue                               $      1,493    $      1,300    $      4,190    $      2,449
  Service revenue                                        984           1,082           1,912           2,015
  Product revenue                                         58              71             110             209
                                                ------------    ------------    ------------    ------------
      Total revenues                                   2,535           2,453           6,212           4,673
                                                ------------    ------------    ------------    ------------
Cost of revenues:
  License revenue                                        203              42             389              94
  Service revenue                                        531             744           1,100           1,286
  Product revenue                                         25             108              50             167
                                                ------------    ------------    ------------    ------------
      Total cost of revenues                             759             894           1,539           1,547
                                                ------------    ------------    ------------    ------------
Gross profit                                           1,776           1,559           4,673           3,126
                                                ------------    ------------    ------------    ------------
Operating expenses:
  Research and development                             1,377           1,192           3,067           2,439
  Sales and marketing                                  1,974           1,421           3,750           2,838
  General and administrative                           1,279           1,178           2,568           2,386
                                                ------------    ------------    ------------    ------------
      Total operating expenses                         4,630           3,791           9,385           7,663
                                                ------------    ------------    ------------    ------------
Loss from operations                                  (2,854)         (2,232)         (4,712)         (4,537)
Interest and other income                                 68             120             130             218
                                                ------------    ------------    ------------    ------------
Loss before provision for income taxes                (2,786)         (2,112)         (4,582)         (4,319)
Provision for income taxes                                14              14              30              32
                                                ------------    ------------    ------------    ------------
Net loss                                        $     (2,800)   $     (2,126)   $     (4,612)   $     (4,351)
                                                ============    ============    ============    ============
Net loss per common share, basic and
 diluted                                        $      (0.15)   $      (0.13)   $      (0.25)   $      (0.27)
                                                ============    ============    ============    ============
Weighted average number of shares
 outstanding, basic and diluted                       18,634          15,994          18,516          15,949
                                                ============    ============    ============    ============

                                LOGICVISION, INC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (Unaudited)

                                                  June 30,       December 31,
                                                    2005            2004
                                                ------------    -------------
                     ASSETS
Current Assets:
  Cash, cash equivalents and short-term
   investments                                  $     20,050    $      21,342
  Accounts receivable                                  1,458            1,125
  Prepaid expenses and other current assets            1,324            1,459
                                                ------------    -------------
      Total current assets                            22,832           23,926
Property and equipment, net                            1,199              907
Long-term investments                                    495            4,960
Goodwill and intangible assets, net                    7,462            7,613
Other long-term assets, net                            1,554            1,837
                                                ------------    -------------
      Total assets                              $     33,542    $      39,243
                                                ============    =============
Total cash, cash equivalents and investments    $     20,545    $      26,302
                                                ============    =============

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt                               $      3,600    $       3,500
  Accounts payable and accrued liabilities             2,980            2,866
  Deferred revenue, current portion                    4,173            4,885
                                                ------------    -------------
    Total current liabilities                         10,753           11,251
Deferred revenue                                       2,083            3,184
                                                ------------    -------------
    Total liabilities                                 12,836           14,435

Stockholders' Equity:
  Common Stock                                             2                2
  Additional paid-in capital                         104,334          103,734
  Deferred stock-based compensation                       --               (1)
  Accumulated other comprehensive income                 (17)              74
  Accumulated deficit                                (83,613)         (79,001)
                                                ------------    -------------
    Total stockholders' equity                        20,706           24,808
                                                ------------    -------------
    Total liabilities and stockholders'
     equity                                     $     33,542    $      39,243
                                                ============    =============

SOURCE  LogicVision, Inc.
    -0-                             07/26/2005
    /CONTACT: Bruce M. Jaffe, Vice President & CFO of LogicVision, Inc., +1-408-453-0146, or InvestorRelations@logicvision.com; or Christina Carrabino, Christina@stapleton.com, or Alexis Pascal, Lexie@stapleton.com, or +1-650-470-0200, both for LogicVision, Inc./
    /Web site:  http://www.logicvision.com /

_